                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     /X/ Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     / / Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                           POOL ENERGY SERVICES CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

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     (4) Date Filed:

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
                                March ___, 1996




Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Pool Energy Services Co. to be held on Thursday, May 2, 1996 at 10375 Richmond Avenue, 2nd Floor, Houston, Texas, commencing at 10:00 a.m., Houston time. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

This year, in addition to electing two directors and ratifying the appointment of independent auditors, you are being asked to approve a new Directors' Stock Incentive Plan and to approve an increase in the Company's authorized shares of Common Stock. These matters are discussed in greater detail in the accompanying proxy statement.

Your Board of Directors recommends a vote FOR the election of directors, FOR approval of the 1996 Directors' Stock Incentive Plan, FOR the increase in authorized shares of Common Stock and FOR ratification of independent auditors.

Regardless of the number of shares you own or whether you plan to attend, it is important that your shares are represented and voted at the meeting. You are requested to sign, date and mail the enclosed proxy promptly.

Your interest and participation in the affairs of the Company are most appreciated.


                                        Sincerely,




                                        J. T. Jongebloed
                                        Chairman, President and
                                        Chief Executive Officer

                            POOL ENERGY SERVICES CO.

                             10375 Richmond Avenue
                             Houston, Texas  77042

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 2, 1996


TO THE SHAREHOLDERS OF
POOL ENERGY SERVICES CO.:                                        MARCH ___, 1996

         The Annual Meeting of the Shareholders of Pool Energy Services Co. (the "Company") will be held at 10375 Richmond Avenue, 2nd Floor, Houston, Texas, on May 2, 1996, at 10:00 a.m., Houston time, for the following purposes:

         1. To elect two Class II directors, each for a term of three years.

         2.      To approve a new Directors' Stock Incentive Plan.

         3. To approve a proposed amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock.

         4. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year 1996.

         5. To transact such other business as may properly come before the meeting.

         Shareholders of record at the close of business on March 8, 1996 are entitled to notice of and to vote at the meeting and any adjournment thereof.

         All shareholders are cordially invited to attend the meeting.

                                        By Order of the Board of Directors,



                                        Geoffrey Arms
                                        Corporate Secretary

--------------------------------------------------------------------------------

                            YOUR VOTE IS IMPORTANT.

         PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY.

--------------------------------------------------------------------------------

                            POOL ENERGY SERVICES CO.

                             10375 Richmond Avenue
                             Houston, Texas  77042

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 2, 1996

         The following information is submitted concerning the enclosed form of proxy and the matters to be acted upon under the authority thereof at the Annual Meeting of Shareholders of the Company to be held at 10375 Richmond Avenue, 2nd Floor, Houston, Texas, on the 2nd day of May, 1996, at 10:00 a.m., or any adjournment thereof, pursuant to the Notice of Meeting. This Proxy Statement and the enclosed form of proxy are first being sent to holders of the Company's Common Stock on or about March ___, 1996.

                          INFORMATION CONCERNING PROXY

         Proxies are being solicited on behalf of the Board of Directors of the Company from holders of the Company's Common Stock. Any proxy may be revoked by a shareholder at any time prior to the exercise thereof by filing with the Corporate Secretary of the Company a written revocation or a duly executed proxy bearing a later date. The proxy shall be suspended if the shareholder is present at the meeting and elects to vote in person.

         All duly executed proxies will be voted in accordance with the instructions given. Any duly executed proxies for which no instructions are given (and which have not been revoked or suspended before they are voted) will be voted FOR (1) the election of the two nominees for directors named below,
(2) approval of the 1996 Directors' Stock Incentive Plan, (3) approval of the proposed amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 25 million shares to 40 million shares, and (4) ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for 1996. Such proxies will also be voted in accordance with the recommendation of the Board of Directors as to any other matters which may properly come before the meeting.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mail, employees of the Company, who will not receive any additional compensation for their activities, may solicit proxies by telephone or other means of communication. The Company has engaged D. F. King & Co., Inc. to aid in the solicitation of proxies for which such firm will be paid a fee of $5,000 plus out-of-pocket expenses. Upon request, the Company will reimburse brokers, dealers, bankers, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Company's Common Stock.

                               VOTING SECURITIES



         The securities of the Company entitled to vote at the Annual Meeting consist, as of March 8, 1996 (the "Record Date"), of 14,083,858 shares of common stock, no par value ("Common Stock"). Each outstanding share of Common Stock is entitled to one vote on all matters to come before the meeting. The proposal relating to amendment of the Company's Articles of Incorporation will require for approval the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company's Common Stock entitled to vote at the meeting. Directors will be elected by a plurality of the votes cast. All other matters to be considered at the meeting will be decided by the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote. Only shareholders of record on the Record Date will be entitled to vote at the meeting. The Articles of Incorporation of the Company prohibit cumulative voting.

         For purposes of a vote on any matter that requires for adoption the affirmative vote of a majority of the shares present or represented and entitled to vote: (i) shares as to which the holder abstains from voting effectively will constitute a "no" vote because such shares are considered present at the meeting, and (ii) shares held in "street name" by a broker or other nominee who does not have discretionary voting authority to vote such shares on the particular matter are not counted as shares entitled to vote on such matter and, therefore, a "broker non-vote" will not affect the outcome of the voting. In the case of the proposed amendment to the Articles of Incorporation, both abstention and "broker non-votes" effectively will constitute "no" votes.

1.  ELECTION OF DIRECTORS

         Pursuant to the Company's Bylaws, the Board of Directors is to consist of at least two, but not more than ten directors, which number shall be determined by the Board of Directors from time to time. The Board of Directors currently consists of seven members. Following Mr. Preston M. Geren, Jr.'s retirement from the Board in May 1996 and upon the election of the nominees for director set forth herein, the Board of Directors will continue to consist of seven members. The Bylaws of the Company provide for three classes of directors, designated Class I, Class II and Class III. At the expiration of the term of each class, the directors of that class are to be elected for a term of three years and until their successors have been elected and qualified. Class II directors are to be elected at the Annual Meeting, to serve for terms expiring in 1999. Unless contrary instructions are set forth in the proxy, the persons named in the proxy will vote all shares represented by proxies for the election as directors of the two nominees named below. Should either or both of the nominees named herein become unable or unwilling to accept nomination or election, the persons acting under authority of the proxy will vote for the election, in the nominee's stead, of such other person(s) as the Board of Directors shall nominate. The Board of Directors has no reason to believe that either of the nominees will be unable or unwilling to serve if elected.

NOMINEES FOR ELECTION AS DIRECTORS; CONTINUING DIRECTORS

         The following table sets forth the name, age, and principal occupation or employment during the past five years of each nominee for election as a Class II director and of each continuing Class I and Class III director, as well as certain other directorships held by each such person and the period during which he has served as a director of the Company.

                                                                                                 Director
                                                                                               Continuously
CLASS II DIRECTOR NOMINEES                                                                         Since
--------------------------                                                                     ------------
GARY D. NICHOLSON,  58.   Mr. Nicholson is Chairman of the Board                                   (New)
   of Directors, President and Chief Executive Officer of Camco
   International Inc.  Mr. Nicholson joined Camco in October 1992 as Executive Vice President and Chief Operating Officer, became
   President and Chief Executive Officer on January 1, 1993 and
   Chairman of the Board of Directors in October 1994.  Mr. Nicholson
   was an independent consultant from 1991 to 1992 and was President and Chief Executive Officer of LTV Energy Products Company, an
   operating unit of LTV Corporation, Inc. from 1986 to 1991.

W. C. MCCORD,  67.  Mr. McCord  retired as  Chairman and Chief                                     1990
   Executive Officer of ENSERCH Corporation in 1993 and has been a director of that company since 1970.  From 1977 to 1991 he served as Chairman, President and Chief Executive Officer of ENSERCH
   Corporation.  Mr. McCord is also a director of Lone Star
   Technologies, Inc.

CLASS I CONTINUING DIRECTORS [Terms Expiring in 1998]
----------------------------

WILLIAM H. MOBLEY, 54.  Dr. Mobley is a professor in the Graduate                                  1990
   School of Business at Texas A&M University.  From 1993 to 1994 he
   was Chancellor of the Texas A&M University System. From 1988 to
   1993 he was President of Texas A&M University.  He is also a director of DaVinci Scientific Corporation.


JOSEPH  R.  MUSOLINO, 59.   Mr. Musolino has been Vice Chairman                                    1994
   of NationsBank of Texas, N.A. for more than the last five years.
   He also serves as a director of Justin Industries, Inc. and of
   Paragon Group, Inc.

CLASS III CONTINUING DIRECTORS - [Terms Expiring in 1997]
------------------------------

J.  T.  JONGEBLOED,  54.  Mr. Jongebloed has been Chairman of                                      1989
   the Board of Directors since 1994 and President and Chief
   Executive Officer of the Company since 1990.  He was
   President and Chief Operating Officer from 1989 to 1990.  He served Pool Company from 1978 to 1989 as Executive Vice
   President, Western Hemisphere, President of Pool--Intairdril
   and Group Vice  President--International Operations.

JAMES L. PAYNE, 59.    Mr. Payne has been Chairman of the Board,                                   1992
   President and Chief Executive Officer and a director of Santa
   Fe Energy Resources, Inc. since 1990.  He was President of
   Santa Fe Energy Company from 1986 to 1990, and prior to that time served as its Senior Vice President--Exploration and Land.
   Mr. Payne is also a director of Hadson Corporation.

DONALD  D.  SYKORA,   65.    Mr. Sykora currently serves in the Office of the
   Chairman of Houston Industries Incorporated.  He was President and Chief
   Operating Officer of Houston Industries from 1993 to 1995 and served as a director of Houston Industries from 1982 to 1995.  From 1982 to 1993 he served as President and Chief Operating Officer of Houston Lighting & Power
   Company.  He is also a director of TransTexas Gas Corporation and Powell
   Industries, Inc.

BOARD COMMITTEES

         The Board of Directors has established the following standing committees:

                  Committee                                           Current Members
         -----------------------           -------------------------------------------------------------------
         Audit/Finance                     Messrs. McCord (Chairman), Geren, Mobley and Musolino
         Compensation                      Messrs. Sykora (Chairman), Geren, McCord and Payne
         Directors' Nominating             Messrs. Payne (Chairman), Sykora and Jongebloed

         The Audit/Finance Committee selects a firm of independent certified public accountants whose duty is to examine the consolidated financial statements of the Company, reviews the general scope of services to be rendered by the independent public accountants, reviews the financial condition and results of operations of the Company and makes inquiries as to the adequacy of the Company's financial and accounting controls. The principal function of the Compensation Committee is to review employee compensation matters and to oversee the administration of the Company's employee benefit plans. The function of the Directors' Nominating Committee is to recommend nominees for election to the Board of Directors. The Directors' Nominating Committee will consider one or more persons recommended by a shareholder as nominees for election to the Board of Directors if such shareholder submits the name of each such person in writing to the committee, in care of the Corporate Secretary of the

Company, together with a full statement of such person's qualifications and a written consent indicating his or her willingness to serve. Any such submission must be received no later than the date specified for submission of shareholder proposals in "Information Concerning Shareholder Proposals" hereinbelow.

MEETINGS OF THE BOARD AND BOARD COMMITTEES

         The Board of Directors met nine times during the year ended December 31, 1995, and the Audit/Finance, Directors' Nominating and Compensation committees met three, one, and three times, respectively. No incumbent director attended fewer than 75 percent of the total number of meetings held by the Board and by all Board committees of which he was a member.

COMPENSATION OF DIRECTORS

         Current Structure. Each director who is not an employee of the Company is currently compensated by an annual cash retainer fee of $20,000; prior to February 1996 such retainer was $18,000. Such directors also receive $1,000 for each Board or Board committee meeting attended. If more than one meeting is held on the same day, full payment is made for only one meeting and compensation for each additional meeting attended that day is $800. In addition, a $2,000 per annum fee is paid for service on a Board committee, with an additional $1,500 per annum paid to the chairman of a Board committee. Directors who are employed by the Company receive no additional compensation for services as members of the Board or any committee of the Board. Under the Company's 1991 Directors' Stock Option Plan (the "1991 Plan") each director who is not a full-time employee of the Company automatically receives an initial grant of an option to purchase 5,000 shares of Common Stock (the "Initial Option Grant") on the date he first achieves eligibility. Each director who receives an Initial Option Grant and remains eligible will automatically receive an additional option for 2,000 shares of Common Stock (the "Annual Option Grant") on the date of each Annual Meeting of Shareholders after the year in which the Initial Option Grant was received. The exercise price of the options is equal to the fair market value per share on the date an option is granted. Options expire ten years from the date of the grant. Each option becomes exercisable as to 50 percent of the shares covered thereby at the end of one year from the date of grant and as to the remaining 50 percent at the end of two years from the date of grant. If a participant's service as a director terminates by reason of disability, death, the failure of the Board to nominate him for reelection other than for "cause," as defined in the Plan, or his ineligibility for reelection pursuant to the Company's Bylaws, his options may be exercised for up to one year after the date of the disability, death or termination. If a director's service terminates because he decides not to stand for reelection, or if he becomes a full-time employee, his options may be exercised for up to three months after such event, and, if his service terminates for any other reason, except for "cause," his options may be exercised for up to five business days after such termination. In the event a director's service terminates for "cause" his options will become immediately null and void. Provision is made in the Plan for adjustments of options in cases of mergers, stock splits and similar capital reorganizations and for immediate vesting in the case of a change in control of the Company.

         Proposed Changes. In February 1996, the Board adopted a revised compensation structure for directors who are not full-time employees of the Company. Under the revised structure the current $20,000 annual cash retainer would be replaced by an annual retainer consisting of $12,000 in cash and 1,000 shares of Common Stock, which shares would be subject to a restriction period during which they could not be sold or otherwise transferred. Additionally, such directors would receive options to purchase increased amounts of shares of Common Stock from the amounts currently provided for in the 1991 Plan--the Initial Option Grant and the Annual Option Grant would be increased to 8,000 shares and 4,000 shares, respectively. This revised compensation structure, to become effective, requires approval by the shareholders of the 1996 Directors' Stock Incentive Plan, as hereinafter discussed. See "Approval of 1996 Directors' Stock Incentive Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Except for Mr. McCord, no member of the Compensation Committee of the Board of Directors of the Company (i) was, during 1995, an officer or employee of the Company or any of its subsidiaries, or (ii) was formerly an officer of the Company or any of its subsidiaries or had any relationships required to be disclosed by the Company under the rules of the Securities and Exchange Commission. Mr. McCord was formerly an officer of Pool Company and various other subsidiaries of the Company.

EXECUTIVE OFFICERS

         The executive officers of the Company, their respective ages and positions with the Company are:

               Name             Age                                        Position
      ---------------------    -----        ---------------------------------------------------------------------
      J. T. Jongebloed           54         Chairman, President and Chief Executive Officer
      W. J  Myers                59         Group Vice President--U.S. Operations
      R. G. Hale                 47         Group Vice President--International Operations
      E. J. Spillard             56         Senior Vice President, Finance
      G. G. Arms                 52         Vice President and General Counsel; Corporate Secretary
      L. E. Dupre                49         Vice President, Human Resources

         Mr. Myers has been Group Vice President--U.S. Operations of the Company since 1988. From 1985 to 1987 he was self employed, and from 1976 to 1985 he was the President and Chief Executive Officer of Anderson--Myers Drilling Company in Denver, Colorado.

         Mr. Hale has served in various management and executive positions with the Company for more than the last 15 years. From 1985 to 1989 he served as Vice President, Mid--East and Africa Region, International Operations. He became Group Vice President--International Operations in 1989.

         Mr. Spillard served from 1979 to 1981 as Controller of Pool Arabia, Ltd. From 1981 to 1986, he held various executive positions with the Company. He was Senior Vice President, Corporate Services, from 1986 to 1987 and has been Senior Vice President, Finance of the Company since 1987.

         Mr. Arms has been Vice President and General Counsel of the Company since 1985 and has been Corporate Secretary since 1990. He has served the Company as an attorney in various other positions since 1978.

         Mr. Dupre has been Vice President, Human Resources of the Company since 1994. From 1986 to 1994, he served as the Company's Controller. He has been an employee of the Company since 1978.

         Officers each serve for a one-year term or until their successors are elected and qualified to serve.

COMPENSATION OF EXECUTIVE OFFICERS

         The Company's executive compensation is administered by the Compensation Committee. The Committee is composed of four independent, nonemployee directors.

                         COMPENSATION COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION

This report of the Compensation Committee sets forth the Company's policy with respect to executive officer compensation and describes the basis for 1995 compensation determinations made by the Committee with respect to the Chief Executive Officer and other executive officers of the Company.

Compensation Philosophy

The Company's philosophy with regard to executive compensation is to:

   - Provide a competitive total compensation package consistent with industry practice that enables the Company to attract and retain key executives.

   - Structure incentive compensation so as to focus executive attention and effort on the fulfillment of the Company's financial objectives, and on the appreciation of the value of the Company's stock.

Compensation Program Elements

The elements of the Company's compensation program for executive officers are as follows:

                 BASE SALARY - Base salary levels are largely determined through comparisons with compensation paid to executives of companies of similar size and complexity as the Company within the industry. The Committee attempts to ensure that such pay levels are competitive within a range that the Committee considers to be reasonable and necessary. The Committee utilizes for this purpose surveys and assistance of outside consultants as well as market information from other sources and takes into consideration the Company's performance both in absolute terms and in comparison with other companies in the industry. With respect to the compensation of officers other than the Chief Executive Officer, the Committee gives strong consideration to the recommendations of the Chief Executive Officer which are based as to each such executive officer largely on performance, longevity and responsibilities.

                 ANNUAL INCENTIVE COMPENSATION - The Company's executive officers are eligible to participate in management bonus plans established from time to time, typically on an annual basis, which provide for bonus awards based on attaining or exceeding specified financial and other performance objectives. Under the bonus plan that was in effect for 1995, bonus awards were based on operating unit and consolidated net earnings goals, a cash generation/preservation goal and a goal relating to performance of the Company's stock price in comparison with the stocks of the peer group of companies used in the Performance Graph set forth in the Proxy Statement for the Company's 1995 Annual Meeting. The Committee's intention in approving the establishment of such bonus plan was to deliver competitive levels of compensation to executive officers and other participants for the attainment of financial objectives that the Committee believed would favorably influence the Company's stock price over time. Actual awards were subject to decreases or increases on the basis of the Company's and/or the executive's performance, although no such discretionary action was taken. The plan also provided that, at the Committee's discretion, up to 50 percent of any bonuses payable for 1995 could be paid in Company stock. The Committee did not elect to have any of the 1995 bonuses paid in Company stock.

                 STOCK INCENTIVE PLAN - The Company has an Employee Stock Incentive Plan (the "Stock Incentive Plan") pursuant to which executive officers and other employees, from time to time, may be granted nonqualified options to purchase Company Common Stock. The exercise price of all such stock options is the market price of the shares on the date the option is granted, and the realization of any value is, therefore, totally dependent on future stock price appreciation, which provides added incentive to work for the continued growth and success of the Company. The Stock Incentive Plan also permits the Committee to make awards to executive officers and other employees, in lieu of cash compensation, of (i) Restricted Stock (shares of Common Stock that are subject to such vesting requirements or other restrictions as the Committee shall establish), and (ii) Bonus Stock (shares of Common Stock that are not subject to vesting or other restrictions). The Committee believes that compensating executive officers and other key personnel who have substantial responsibility for the management and growth of the Company with Company stock, and providing such persons with opportunities to benefit directly from increases in the value of Company stock, will align their interests more closely with those of other shareholders.

1995 Compensation

The base salary level approved by the Committee in 1995 for Mr. Jongebloed, as Chairman, President and Chief Executive Officer, was established on the basis of (i) personal performance, (ii) Company performance, and (iii) the estimated 1995 salaries for chief executive officers of several well-recognized companies in the same industry as the Company, as reported by an outside consultant, William M. Mercer, Incorporated (the "Mercer Report"). Such base salary level amounted to an 8.3 percent increase over his previous base salary which had been in effect for 18 months. Mr. Jongebloed's bonus compensation for 1995 was calculated and paid pursuant to the Company's 1995 Management Bonus Plan and was based on the Company's attaining (i) a cash generation/preservation goal, and (ii) a net income as compared to budget goal. The bonus earned was approximately 19 percent of the maximum bonus attainable under the Plan.

The Committee approved base salary levels in 1995 for other executive officers based on recommendations by the Chief Executive Officer, the Mercer Report, the time elapsed since the last previous salary action, and the performance of the executives involved. Bonuses for 1995 were paid to executive officers pursuant to the terms of the Company's 1995 Management Bonus Plan and were determined totally on the Company's financial performance for the year. Each of the executive officers received a bonus on the basis of attainment of the cash flow and net income goals mentioned above. These bonuses were on average approximately 20 percent of the maximum bonuses attainable under the Plan.

Stock option grants pursuant to the Stock Incentive Plan were made to Mr. Jongebloed and other executive officers in 1995, as reflected in the Option Grants Table, principally on the basis of each executive's personal performance, the desire to link Company performance to compensation, and recommendations in the Mercer Report.

Compliance with Internal Revenue Code Section 162(m)

No formal policy has been adopted by the Company with respect to qualifying compensation paid to its executive officers for an exemption from the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. The Company anticipates that all compensation paid to its executive officers during 1996 will qualify for deductibility because no executive's compensation is expected to exceed the dollar limitations of such provision.


                                        COMPENSATION COMMITTEE


                                           D. D. Sykora, Chairman
                                           P. M. Geren, Jr.
                                           W. C. McCord
                                           J. L. Payne

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information relating to the compensation paid to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company for services rendered in all capacities to the Company for the years ended December 31, 1995, 1994 and 1993:

                                                                                  LONG-TERM COMPENSATION
                                                                              -----------------------------
                                    ANNUAL COMPENSATION                              AWARDS         PAYOUTS
                        -------------------------------------------           --------------------  -------
                                                                  OTHER       RESTRICTED
                                                                 ANNUAL          STOCK      STOCK     LTIP     ALL OTHER
                                       SALARY       BONUS    COMPENSATION(1)    AWARDS     OPTIONS  PAYOUTS  COMPENSATION(2)
NAME AND PRINCIPAL POSITION    YEAR     ($)          ($)           ($)            ($)        (#)      ($)          ($)
---------------------------    ----    ------       -----    ---------------  ----------   -------  -------  ---------------
J. T. Jongebloed               1995     376,961     47,250          --           -0-       40,890     -0-          250
  Chairman, President and      1994     360,000     78,750          --           -0-       23,000     -0-          250
  Chief Executive Officer      1993     336,750    219,891          --           -0-          -0-     -0-          250
W. J Myers                     1995     230,654     12,657          --           -0-       20,000     -0-          250
  Group Vice President--       1994     225,000     28,126          --           -0-       10,000     -0-          250
  U.S. Operations              1993     213,750    101,488          --           -0-          -0-     -0-          250
E. J. Spillard                 1995     185,937     16,875          --           -0-       20,000     -0-          250
  Senior Vice President,       1994     180,000     28,126          --           -0-       10,000     -0-          250
  Finance                      1993     169,250     79,741          --           -0-          -0-     -0-          250
R. G. Hale                     1995     177,653     29,563          --           -0-       20,000     -0-          250
  Group Vice President--       1994     172,000     32,250          --           -0-       10,000     -0-          250
  International Operations     1993     161,000     77,324          --           -0-          -0-     -0-          250
G. G. Arms                     1995     133,392     12,188          --           -0-       15,000     -0-          250
  Vice President and           1994     130,000     16,250          --           -0-        8,000     -0-          250
  General Counsel;             1993     125,667     58,960          --           -0-          -0-     -0-          250
  Corporate Secretary

------------------------------
(1) Perquisites and other personal benefits paid in each year to each of the persons listed in the compensation table above did not exceed the lesser of $50,000 or ten percent of such individual's total salary and bonus.
(2) Reflects the amount contributed by the Company to each individual's 401(k) Plan account in such year.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE
         AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

     The following table sets forth information with respect to stock option exercises during 1995, and unexercised stock options held, as of the end of 1995, by the persons named in the Summary Compensation Table above:

                                                               NUMBER OF                   VALUE OF UNEXERCISED
                                                              UNEXERCISED                      IN-THE-MONEY
                                                                OPTIONS                           OPTIONS
                                                              AT 12-31-95                       AT 12-31-95
                       SHARES ACQUIRED      VALUE                 (#)                               ($)
                         ON EXERCISE      REALIZED    ----------------------------     ----------------------------
NAME                         (#)            ($)       EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----                   ---------------    --------    -----------    -------------     -----------    -------------
J. T. Jongebloed             -0-            -0-        130,610          69,390           100,125          90,599
W. J Myers                   -0-            -0-         81,868          32,500            45,938          42,813
E. J. Spillard               -0-            -0-         72,728          32,500            45,938          42,813
R. G. Hale                   -0-            -0-         58,755          35,000            59,438          50,313
G. G. Arms                   -0-            -0-         43,630          22,625            14,625          25,500

                              OPTION GRANTS TABLE
                             OPTION GRANTS IN 1995

     The following table sets forth information with respect to grants of stock options during 1995 to the persons named in the Summary Compensation Table above:

                                                                                           POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED ANNUAL
                                                % OF TOTAL                                  RATES OF STOCK PRICE
                                                  OPTIONS                                 APPRECIATION FOR OPTION
                                                GRANTED TO      EXERCISE                          TERM (5)
                              OPTIONS          EMPLOYEES IN       PRICE     EXPIRATION   -------------------------
NAME                    GRANTED (#)(1)(2)(3)       1995         ($/SH)(4)      DATE          5%             10%
----                    --------------------   -------------    ---------   ----------   ---------      ----------
J. T. Jongebloed               40,890              21.2            8.125     5/04/05     $208,948         $529,485

W. J Myers                     20,000              10.4            8.125     5/04/05      102,200          258,980

E. J. Spillard                 20,000              10.4            8.125     5/04/05      102,200          258,980

R. G. Hale                     20,000              10.4            8.125     5/04/05      102,200          258,980

G. G. Arms                     15,000               7.8            8.125     5/04/05       76,650          194,235
                              -------              ----            -----     -------  -----------     ------------

     TOTAL                    115,890              60.0                                  $592,198       $1,500,660

All Shareholders (6)              N/A               N/A             N/A          N/A  $69,334,728     $175,697,730

Named Executives' Gain as         N/A               N/A             N/A          N/A        0.85%            0.85%
  % of all Shareholders' Gain

------------------------------
(1) Options granted in 1995 are exercisable beginning 12 months after the grant date, with 25 percent of the award becoming exercisable at that time and an additional 25 percent of the award becoming exercisable on each of the next three succeeding anniversary dates. Vesting may be accelerated by a change in control of the Company.
(2) Under the terms of the Employee Stock Incentive Plan, the Compensation Committee and/or the Board of Directors retains discretion, subject to plan limits, to modify the terms of outstanding options.
(3) The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.
(4) The exercise price and tax withholding obligations arising in connection with exercise may be paid by delivery of already-owned shares or by offset of the shares issuable upon exercise, subject to certain limitations.
(5) The dollar amounts under these columns are the result of calculations at the five percent and ten percent rates required by SEC regulations and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(6) Potential shareholder gain is calculated assuming all outstanding shares were purchased at a price of $8.125 per share on May 4, 1995, the date of the 1995 option grants.

         RETIREMENT PLAN. The Company has a defined benefit retirement plan for its employees with different benefit formulas for salaried and hourly employees. The normal monthly retirement benefit payable at age 65, or later if employment continues beyond age 65, for salaried employees is equal to one percent of the monthly average of the participant's highest rate of base compensation determined as of each January 1 of any five consecutive years during the ten consecutive years preceding retirement, plus 0.6 percent of the excess of compensation as so determined over the monthly average of the maximum taxable wage base used to calculate old-age benefits under the Federal Social Security Act for the 35 years ending with the year in which the participant will attain his normal retirement age under the Federal Social Security Act, multiplied by years and fractions thereof of credited service after May 1, 1990, up to 35 years. The plan provides for actuarially reduced benefits for early retirement. Although the normal form of benefit for married participants is a joint and 50 percent survivor annuity and, for unmarried participants, a life only annuity, the plan permits other forms of benefit payment. At December 31, 1995, credited service under the plan for Messrs. Jongebloed, Myers, Spillard, Hale and Arms was 5.67 years each, and the highest average annual compensation recognized by the plan for each of them was $150,000, $150,000, $146,000, $146,000, and $119,400,
respectively.

         The table below illustrates the amount of annual pension benefit payable under the plan on a straight life annuity basis beginning at age 65 to a person in a specified average salary and years of service classification using, for all years, the 1995 maximum taxable wage base used to calculate old-age benefits under the Federal Social Security Act:*

                                                              Years of Service
                                           -------------------------------------------------------
      Remuneration                            15         20         25           30          35
      ------------                         --------   --------   --------     --------    --------
      $100,000  . . . . . . . . . . . . .  $ 18,492   $ 24,656   $ 30,820     $ 36,984    $ 43,148
       125,000  . . . . . . . . . . . . .    24,492     32,656     40,820       48,984      57,148
       150,000  . . . . . . . . . . . . .    30,492     40,656     50,820       60,984      71,148
       175,000  . . . . . . . . . . . .      30,492     40,656     50,820       60,984      71,148
       200,000  . . . . . . . . . . . . .    30,492     40,656     50,820       60,984      71,148
       225,000  . . . . . . . . . . . . .    30,492     40,656     50,820       60,984      71,148
       250,000  . . . . . . . . . . . .      30,492     40,656     50,820       60,984      71,148
       300,000  . . . . . . . . . . . . .    30,492     40,656     50,820       60,984      71,148

---------------------------
* In accordance with the applicable provisions of the Internal Revenue Code of 1986, annual compensation above $150,000 is disregarded in calculating benefits, and the benefits payable under the plan are limited to $120,000 annually. Both limits are subject to adjustment by the Secretary of the Treasury to reflect cost-of-living increases and are included in the above table.

         SUPPLEMENTARY EXECUTIVE RETIREMENT PLAN. The Company has a supplementary executive retirement plan which provides retirement benefits for certain senior level management personnel equal to two percent of the average of the participant's salary and annual bonus compensation for each of the five years for which such compensation was highest out of the last ten consecutive years of employment, multiplied by years of credited service of employment with the Company, Pool Company and ENSERCH Corporation, up to 35 years, minus
(i) social security benefits and (ii) retirement benefits payable to the participant pursuant to, or resulting from his participation in, any other plans of the Company, Pool Company or ENSERCH Corporation. The benefit thus determined is payable in an actuarial equivalent lump sum amount. Messrs. Jongebloed, Myers, Spillard, Hale and Arms are eligible for benefits under such plan. At December 31, 1995, credited service under the plan for Messrs. Jongebloed, Myers, Spillard, Hale and Arms was 17.3, 7.9, 16.0, 24.1 and 20.2 years each, respectively, and the highest average annual compensation recognized by the plan for each of them was $309,200, $206,000, $161,000, $156,800 and $119,400, respectively.

         The table below illustrates the amount of annual pension benefit that would be payable under the supplemental plan on a straight life annuity basis beginning at age 65 to a person in a specified average salary and years of service classification using for all years the maximum Social Security primary insurance amounts for a worker retired at age 65 in 1996 and estimated retirement benefits payable under the Company's current defined benefit retirement plan:*

                                                               Years of Service
                                            -------------------------------------------------------
      Remuneration                             15         20         25           30          35
      ------------                          --------   --------   --------     --------    --------
      $100,000  . . . . . . . . . . . . .   $   -0-      $  368    $ 4,204      $ 8,040     $11,876
       125,000  . . . . . . . . . . . . .       -0-       2,368      6,704       11,040      15,376
       150,000  . . . . . . . . . . . . .       -0-       4,368      9,204       14,040      18,876
       175,000  . . . . . . . . . . . . .     7,032      14,368     21,704       29,040      36,376
       200,000  . . . . . . . . . . . . .    14,532      24,368     34,204       44,040      53,876
       225,000  . . . . . . . . . . . . .    22,032      34,368     46,704       59,040      71,376
       250,000  . . . . . . . . . . . . .    29,532      44,368     59,204       74,040      88,876
       300,000  . . . . . . . . . . . . .    44,532      64,368     84,204      104,040     123,876
       400,000  . . . . . . . . . . . . .    74,532     104,368    134,204      164,040     193,876

------------------------------
*  The annual benefits shown in the table have been reduced by the amount of
   (i) any retirement benefits payable pursuant to other plans of the Company, and (ii) social security benefits. The benefits shown in the table would be subject to further reduction by the amount of any benefits payable under any applicable ENSERCH Corporation retirement plan (see text above).

         POOL COMPANY RETIREMENT PLAN. Pool Company had two retirement plans which were merged into the ENSERCH Corporation Retirement and Death Benefit Program prior to the Company's acquisition of Pool Company. Pool Company's retirement plan for salaried employees was a defined benefit plan that provided for a fixed benefit upon retirement at age 65. Participants who were employees of the Company ceased to accrue further benefits thereunder on the completion of the Company's acquisition of Pool Company. Pursuant to the terms of such plan, Messrs. Jongebloed, Myers, and Spillard are entitled to annuity payments of $19,635, $3,299, and $12,226, respectively, per annum for life commencing upon normal retirement at age 65. Messrs. Hale and Arms were not participants in such plan.

    CHANGE IN CONTROL AGREEMENTS

         Messrs. Jongebloed, Myers, Spillard, Hale and Arms each have change in control agreements (the "Agreements") with the Company that set forth certain benefits that the Company will provide in the event their employment is terminated subsequent to a "change in control" of the Company, as defined in the Agreements. The Agreements continue in effect until terminated by the Company upon specified notice and continue for three years following a change in control of the Company. The Agreements each provide that if the officer is terminated or if the officer elects to terminate employment under certain circumstances defined as "good reason" within three years following a change in control of the Company, the officer shall be entitled to a lump sum severance payment equal to (i) three times the officer's annual base salary (but not in excess of the aggregate base salary that could be earned up to the officer's normal retirement date), (ii) an amount equal to the largest bonus paid to him during the preceding three years, prorated for the current year, and (iii) the value over exercise price of unexercised stock options. In addition, the officer shall be entitled to a three-year continuation of certain employee benefits, two additional years of service credit under the Company's retirement program, and reimbursement of certain legal fees, expenses, and any applicable excise taxes.

                Comparison of Five Year Cumulative Total Return*
                        Among Pool Energy Services Co.,
                 Peer Group Indexes and Standard & Poor's 500**





        [Performance Graph appears here.  Plot points are listed below]







                                                                YEARS ENDING
------------------------------------------------------------------------------------------------------------
COMPANY NAME/INDEX               DEC.90       DEC.91        DEC.92        DEC.93       DEC.94         DEC.95
------------------               ------       ------        ------        ------       ------         ------
Pool Energy Services Co.           100         62.82         65.38         78.21        69.23          97.44
S&P 500 Index                      100        130.47        140.41        154.56       156.60         215.45
Old Peer Group                     100         58.59         63.77        101.53        88.03         153.92
New Peer Group                     100         68.56         72.70         92.48        82.79         131.19




Assumes $100 invested on December 31, 1990 in each of Pool Energy Services Co. Common Stock, the Standard & Poor's 500 index and two peer groups. The Old Peer Group is composed of the same companies that composed the peer group for the Performance Graph in the Proxy Statement for the 1995 Annual Meeting and consists of the following ten companies: Atwood Oceanics, Inc., Energy Service Company, Inc., Global Marine Inc., Noble Drilling Corporation, Parker Drilling Company, Pride Petroleum Services, Inc., Rowan Companies, Inc., Tuboscope Vetco International Corporation, Weatherford International Incorporated and The Western Company of North America ("Western"). The New Peer Group is the same as the Old Peer Group except that it excludes Western, which was acquired by another company in 1995, and it includes Baker Hughes Incorporated. Both peer group returns have been weighted according to market capitalization.

*   Total Return Assumes Reinvestment of Dividends
**  Fiscal Year Ending December 31

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information concerning the number of shares of the Company's Common Stock owned beneficially as of December 31, 1995 by each person known to the Company to own more than five percent of the outstanding shares of Common Stock, and as of March 8, 1996 by
(i) each director of the Company, (ii) each executive officer listed in the Summary Compensation Table, and (iii) all directors and executive officers of the Company as a group. No shares of any other class of equity securities are outstanding.

                                                                                             Beneficial Ownership
                                                                                        -----------------------------
                                                                                                             Percent
                    Name of Beneficial Owner                                              Shares             of Total
-------------------------------------------------------------------------               ----------           --------
Merrill Lynch Asset Management, L.P., Merrill Lynch & Co., Inc.,
  Princeton Services, Inc., Merrill Lynch Group, Inc. and Merrill Lynch
  Growth Fund for Investment and Retirement (1)(4)  . . . . . . . . . . .                 1,335,043             9.5%
Brinson Holdings, Inc., Brinson Trust Company, Brinson Partners, Inc.,
  SBC Holding (USA), Inc. and Swiss Bank Corporation (2)(4) . . . . . . .                 1,222,801             9.0%
Nabors Industries, Inc.(3)  . . . . . . . . . . . . . . . . . . . . . . .                   867,500             6.2%
J. T. Jongebloed  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   149,811 (5)           *
Preston M. Geren, Jr. . . . . . . . . . . . . . . . . . . . . . . . . . .                    32,854 (6)           *
W. C. McCord  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    54,745 (7)(8)        *
William H. Mobley . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    14,200 (7)           *
Joseph R. Musolino  . . . . . . . . . . . . . . . . . . . . . . . . . . .                     6,500 (9)           *
James L. Payne  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    13,000 (10)          *
Donald D. Sykora  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    14,000 (7)           *
G. G. Arms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    49,505 (11)          *
R. G. Hale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    71,755 (12)          *
W. J Myers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                93,420.164 (13)          *
E. J. Spillard  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                86,272.691 (14)          *
All directors and executive officers as a group (12 persons)  . . . . . .               597,537.855 (15)        4.1%

------------------------------
*      Less than 1%

(1) Merrill Lynch Asset Management, L.P. ("MLAM") is a registered investment advisor and Merrill Lynch Growth Fund for Investment and Retirement ("Merrill Lynch Growth") is a registered investment management company. Both companies are located at 800 Scudders Mill Road, Plainsboro, NJ 08536. Merrill Lynch & Co., Inc. ("Merrill Lynch"), Merrill Lynch Group, Inc. ("ML Group") located at World Financial Center, North Tower, 250 Vesey Street, New York, NY and Princeton Services, Inc. located at 800 Scudders Mill Road, Plainsboro, NJ 08536 are parent holding companies, through affiliates, of both MLAM and Merrill Lynch Growth and may therefore be deemed to be the beneficial owner of the shares held by Merrill Lynch Growth. The number of shares listed, of which 1,335,000 are held in Merrill Lynch Growth client accounts, is the aggregate held in client accounts of Merrill Lynch Growth, ML Group or Merrill Lynch as to which Merrill Lynch Growth, ML Group or Merrill Lynch have shared disposition and voting authority. MLAM acts as Investment Advisor to Merrill Lynch Growth and therefore may be deemed the beneficial owner of such shares. Merrill Lynch, MLAM and certain other subsidiaries of Merrill Lynch disclaim beneficial ownership of the shares held by Merrill Lynch Growth.
(2) Brinson Holdings, Inc. ("BHI") is the parent company of Brinson Partners, Inc. ("BPI,") which is a registered investment adviser. BPI is the parent company of Brinson Trust Company ("BTC"), a bank. BHI, BPI and BTL are located at 209 South LaSalle, Chicago, IL. SBC Holding
       (USA) Inc. ("SBCUSA") located at 222 Broadway, New York, NY 10038 is the parent company of BHI. Swiss Bank Corporation ("SBC") located at Auschenplatz 6 CH-4002, Basel, Switzerland, is the parent company of
       SBCUSA.   The shares listed consist of 322,306 owned by BTC and 900,495 owned by BPI. BHI, SBCUSA and SBC may be deemed to be the beneficial owners of all such shares through their ownership of BPI and BTC.
(3) Nabors Industries, Inc. is a Delaware corporation located at 515 West Greens Road, Suite 1200, Houston, TX. The information reported is derived from that company's most recent Schedule 13D filed with the Securities and Exchange Commission on May 26, 1994.

(4) Based upon the most recent amended Schedule 13G delivered to the Company by such person.
(5) Includes 146,082 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 8, 1996.
(6) Includes 4,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 8, 1996.
(7) Includes 13,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 8, 1996.
(8) Includes 40,000 shares held by Mr. McCord's wife; Mr. McCord disclaims beneficial ownership of such shares.
(9) Includes 5,500 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 8, 1996.
(10) Includes 11,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 8, 1996.
(11) Includes 49,005 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 8, 1996.
(12) Includes 68,755 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 8, 1996.
(13) Includes 89,368 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 8, 1996.
(14) Includes 80,228 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 8, 1996.
(15) Includes 504,313 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 8, 1996.

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10 percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons"), to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. To the Company's knowledge, based on review of copies of such reports and on written representations, all of the reports required to be filed by the Reporting Persons under Section 16(a) during or in respect of the year 1995 were filed on a timely basis.

2.       APPROVAL OF 1996 DIRECTORS' STOCK INCENTIVE PLAN

         At the Annual Meeting shareholders will be asked to approve the Pool Energy Services Co. 1996 Directors' Stock Incentive Plan (the "1996 Plan" or the "Plan").

         On February 23, 1996, the Board adopted a revised compensation structure for directors who are not full-time employees of the Company. Under the revised structure the current $20,000 annual cash retainer would be replaced by an annual retainer consisting of $12,000 in cash and 1,000 shares of Common Stock, which shares would be subject to a restriction period during which they could not be sold or otherwise transferred. Additionally, such directors would receive awards of options to purchase increased amounts of shares of Common Stock from the option awards currently provided for in the Company's 1991 Directors' Stock Option Plan (the "1991 Plan"). This revised compensation structure, to become effective, would require approval by the shareholders of the 1996 Plan. The Board adopted the 1996 Plan in order to provide a means for directors of the Company to receive part of their compensation in the form of Company stock as well as increased opportunity to benefit from increases in the value of the Company's stock through option grants. The Board believes that the 1996 Plan will help the Company in attracting qualified individuals to serve as directors and in providing such persons additional motivation for superior performance.

         The 1991 Plan originally provided for options to be granted with respect to up to 150,000 shares of Common Stock, and of this amount there are about 63,000 shares currently remaining available for grant. The 1996 Plan would cover up to 200,000 shares. If the 1996 Plan is approved by the shareholders, no further grants of options under the 1991 Plan will be made. The 200,000 share maximum provided for in the 1996 Plan is subject to adjustment in certain events, such as stock splits or recapitalizations.

         The following description of the material terms of the 1996 Plan is qualified in its entirety by the specific terms of the Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

PURPOSE.   The purpose of the 1996 Plan is to provide the Company a means to compensate its directors with stock of the Company and options to purchase stock of the Company, in order to (i) provide such directors a direct interest in the Company's attainment of its financial goals, (ii) align their interests more closely with the interests of other shareholders of the Company, and (iii) provide a financial incentive that will assist the Company in attracting and retaining the most qualified individuals as directors. The Company believes that this purpose will be furthered under the Plan by the payment of directors' compensation partially with shares of Common Stock which are subject to restrictions that require such shares to be held for a specified period of time before they may be sold or otherwise transferred ("Restricted Stock"), and by the granting of options to purchase shares of Common Stock ("Options"). The granting of Options and the awarding of Restricted Stock under the Plan occur automatically in accordance with the terms set forth in the Plan. Options granted under the Plan may only be nonqualified options, i.e., options that do not constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Grants of Options and awards of Restricted Stock are referred to herein as "Awards."

ADMINISTRATION.   The Compensation Committee of the Board or such other
committee as the Board may appoint to administer the Plan (the "Committee") is authorized to interpret the Plan and may from time to time adopt or rescind such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the Plan and to make all other determinations necessary or advisable for administering the Plan. The Committee has no discretion or authority, however, to (i) grant Awards other than as provided in the Plan, (ii) modify the terms of any Awards (subject to certain specified exceptions), or (iii) exercise any discretion which would be inconsistent with the intent that the Plan meet the requirements of Rule 16b-3 under the Securities Exchange Act of 1934.

ELIGIBILITY. Awards under the Plan may only be made to directors who are not also full-time employees of the Company or any of its subsidiaries.

RESTRICTED STOCK. The Plan provides that 1,000 shares of Restricted Stock shall be automatically awarded to each eligible director on an annual basis, subject to a restriction period during which such shares may not be sold, or otherwise transferred. This award of Restricted Stock would take the place of a portion of the director's annual cash retainer. A director receiving such Restricted Stock would be the record owner of such shares and would have the right to vote such shares, but any dividends or other distributions with respect to such shares would be accrued but not paid until the restriction period elapses.

          The restriction period applicable to shares of Restricted Stock awarded to a director would end at the earlier of one year from the date of the award or the date of the Company's Annual Meeting in the year following that in which the award occurred. The restriction period would also end in the event of a change in control of the Company or upon the director's death, disability or retirement from the Board. A change in control under the Plan means, generally, the acquisition by a person or entity of 30 percent or more of the Company's outstanding Common Stock, certain reorganizations, mergers or consolidations of the Company or a change in the composition of a majority of the Board within a two-year period. If a director to whom Restricted Stock has been awarded ceases to serve as a director for any reason other than death, disability or retirement prior to the expiration of the restriction period, the Restricted Stock and all accrued rights to dividends or other distributions in respect thereof are thereupon forfeited.

OPTIONS. The Plan provides that eligible directors shall receive automatic grants of Options as follows: (i) eligible persons first elected as a director after the effective date of the Plan would receive an Option for 8,000 shares of Common Stock (the "Initial Grant"), and (ii) each eligible director would receive an additional Option grant for 4,000 shares on the date of the Company's Annual Meeting of Shareholders in each year following the year in which the Initial Grant occurred. The exercise price of each Option granted under the Plan is equal to the market price of the Common Stock on the date of the grant, as determined in accordance with the Plan. No Option may be exercised sooner than six months after the date of grant nor later than ten years after the date of grant. Options granted under the Plan become exercisable at the earlier of one year from the date of grant or the date of the Company's Annual Meeting in the year following that in which the grant occurred, except that upon an optionee's death, disability or retirement from the Board, or upon a change in control of the Company, Options become 100 percent vested and are exercisable immediately in full.

         To exercise an Option granted under the Plan, the optionee must deliver to the Company payment in full for the shares being purchased, which payment must either be in cash, or by check, or through delivery to the Company of shares of Common Stock that have been owned by the optionee for more than six months. Optionees do not have any rights as shareholders of the Company with respect to shares that are subject to an Option until such time as the Option has been exercised and the optionee shall have become the holder of record of such shares.

         After an optionee's service as a director ceases, the Plan provides certain periods of time within which Options may be exercised: if the optionee's service terminates by reason of his death or disability, his Options may be exercised not later than one year thereafter; if the optionee's service terminates due to retirement, his Options may be exercised not later than five years thereafter; if the optionee's service terminates for any other reason, his Options may be exercised, but only to the extent then vested, not later than ninety days thereafter, except that if the termination of service is for "cause" his Options immediately become null and void. However, in no event may an Option be exercised after the expiration of its term, which is ten years from the date of the grant.

         On March 1, 1996, the closing price for Common Stock as quoted on the NASDAQ National Market System was $9 7/8 per share.

AMENDMENT OR TERMINATION OF THE PLAN.   The Board may at any time suspend or
terminate the Plan. Options or Restricted Stock shall not be granted while the Plan is suspended or after it is terminated. Rights and obligations with respect to any Option or Restricted Stock shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the director affected. The Board has limited authority to amend the Plan. No amendment to the Plan can be made without shareholder approval if such amendment would (i) materially increase the benefits accruing to participants under the Plan, (ii) materially increase the number of shares of Common Stock which may be issued under the Plan or (iii) materially modify the requirements as to eligibility for participation in the Plan.

WITHHOLDING FOR TAXES.   A participant receiving Common Stock pursuant to an
Option exercise or grant of Restricted Stock is required to pay or to make appropriate arrangements satisfactory to the Company for the payment of any tax amounts required by law to be withheld or paid by the Company with respect thereto. Such arrangements may, at the discretion of the Company, include allowing the participant to tender to the Company shares of Common Stock owned by such person, or to request the Company to withhold a portion of the Common Stock being issued pursuant to the Award. Tax withholding requirements would not be applicable with respect to Awards under the Plan except in the case of an optionee or grantee who was employed by the Company, but not on a full-time basis.

FEDERAL INCOME TAXES. Summarized below are the material federal income tax consequences of the Plan, based on applicable provisions of the federal income tax laws and regulations as currently in effect. As a general rule, no income will be recognized by grantees of Restricted Stock or Options upon the grant of such awards. Upon the removal of the restrictions with respect to Restricted Stock, a grantee will generally recognize ordinary income equal to the fair market value of the shares of Common Stock when the restrictions lapse. However, a grantee may elect within 30 days of the grant of the Restricted Stock to treat the grant, rather than the lapse of the restrictions, as the taxable event. In this case, the grantee will recognize ordinary income equal to the fair market value of the shares of Common Stock (determined without regard to the restrictions) when the Restricted Stock is granted. Upon the exercise of an Option, the optionee will be treated as receiving taxable income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price paid for the shares. The Company generally will be entitled to a tax deduction in the same amount as, and at the same time as, the recipient of Restricted Stock or Options recognizes income. In addition, in order to be deductible, the compensation must be ordinary and necessary and must be "reasonable." Upon a subsequent disposition of the shares received under an Award, any difference between the recipient's basis and the amount realized on the disposition would be eligible for treatment as long-term capital gain or loss if the shares were held for more than the requisite period and were capital assets in the hands of the recipient.

OUTSTANDING AWARDS.   As of the date hereof, no Awards have been made under the
1996 Plan. All Awards to be made in the future will be in accordance with the formula set forth in the Plan.

         Approval of the 1996 Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented and entitled to vote at the Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1996 DIRECTORS' STOCK INCENTIVE PLAN.

3.       APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION

         The Board of Directors has unanimously authorized, subject to shareholder approval, an amendment to Article Four of the Articles of Incorporation (the "Amendment") to increase the number of authorized shares of Common Stock, no par value, from 25 million shares to 40 million shares.

         If the proposed amendment is approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company's Common Stock entitled to vote at the Annual Meeting, such amendment will become effective upon the filing thereof with the Secretary of State of the State of Texas, which filing would occur shortly after such shareholder approval.

         As of the date hereof, out of the 25 million shares of Common Stock currently authorized, there are less than 4 million shares of Common Stock available for general corporate purposes, after taking into account the number of shares issued and outstanding and shares currently reserved or required to be reserved in the future for issuance pursuant to the Company's stock option and stock incentive plans (including the 1996 Directors' Stock Incentive Plan, if approved) and shareholder rights plan. Under the terms of the shareholder rights plan, each share of Common Stock issued in the future will be coupled with a right to purchase an additional one-third of one share of Common Stock.

         Effectuation of the Amendment will not result in the issuance of any additional shares of Common Stock. The increase in the authorized number of shares is intended to ensure that there will be sufficient authorized but unissued shares available to meet a variety of possible business needs as they may arise from time to time. Consistent with the Company's strategic plan, additional authorized shares of Common Stock may be needed for potential expansion of the Company through acquisitions of assets and business entities. Other business needs may include public offerings or private placements of Common Stock, stock dividends and other corporate purposes. Approval of the Amendment will permit the Board to issue additional shares of Common Stock, without further approval of shareholders, upon such terms and at such times as it may determine unless shareholder approval is required by applicable law or NASDAQ requirements. Holders of the Company's Common Stock do not have preemptive rights.

         Possible Dilution and Other Considerations. Although the Board of Directors will issue shares of Common Stock only when it considers such action to be in the best interests of the Company, the issuance thereof may have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock. In addition, shares of Common Stock, including shares approved in the Amendment, could be issued by the Board in ways that could make more difficult a change in control of the Company (e.g., to deter an unsolicited business combination that the Board determines is not in the best interests of the Company). This could occur, for instance, through a private sale of Common Stock which would dilute the stock ownership of a person or group seeking to gain control of the Company.

         Provisions contained in the Company's governing documents that may be deemed, whether or not intended for that purpose, to be anti-takeover in nature are (i) the existence of nearly 4 million shares of the Company's
Common Stock that are authorized but unissued (and not presently reserved for issuance, or anticipated to be reserved under the Company's benefit plans and shareholder rights plan); (ii) a provision in the Company's Articles of Incorporation prohibiting cumulative voting for the election of directors; (iii) a provision in the Company's Bylaws providing for the existence of a classified Board of Directors divided into three classes, with the members of each class serving for a period of three years; (iv) a provision in the Articles of Incorporation reserving to the directors the power to amend the Bylaws of the Company and a Bylaw provision requiring a two-thirds vote of the Board to authorize certain such amendments; (v) provisions in the Company's Bylaws providing that a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the shares entitled to vote with respect to the election of directors; and (vi) an existing shareholder rights plan providing special acquisition rights and other features designed to deter any unfair or abusive takeover attempt. The Board has no present intention to propose other amendments to the Articles of Incorporation that may be deemed to have an anti-takeover effect in future proxy solicitations, but may in the future deem it advisable to recommend such action. The Board is not presently aware of any proposal to effect a change in control or takeover of the Company.

         The Board of Directors believes the Amendment would be of substantial benefit in providing the Company enhanced ability to take advantage of acquisition and financing opportunities that may arise that require prompt action when favorable market conditions exist, and, accordingly, that it is in the best interests of the Company and its shareholders.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK.

4.       RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Audit/Finance Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent certified public accountants to audit and express an opinion on the Company's financial statements for the year ending December 31, 1996. Deloitte & Touche LLP have served as the Company's independent auditors since 1988. Ratification of the appointment of Deloitte & Touche LLP will require the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Annual Meeting.

         A representative of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

         In the event the shareholders fail to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors, it is not anticipated that Deloitte & Touche LLP would be replaced in 1996. Such lack of approval would, however, be considered by the Audit/Finance Committee in selecting the Company's independent auditors for 1997.


         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.


5.       OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

         The Company knows of no matters other than those stated above which are to be brought before the Annual Meeting. It is intended that the persons named in the proxy will vote all of the shares of Common Stock represented by such proxy in accordance with their best judgment if any other matters do properly come before the Annual Meeting.


                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

         A shareholder intending to present a proposal at the 1997 Annual Meeting of Shareholders scheduled to be held on May 1, 1997 and who desires that such proposal be included in the Company's Proxy Statement and Proxy Card relating to the meeting, must deliver such proposal, along with any supporting statement, in writing to the Corporate Secretary at the Company's principal offices no later than December 4, 1996.

         A copy of the Annual Report for 1995 is being mailed to shareholders with this Proxy Statement. The Annual Report is not to be regarded as proxy-soliciting material or a communication by means of which any solicitation is to be made.

         Whether or not you intend to be present at this meeting, you are urged to execute and return promptly the enclosed form of proxy. If you are present at the meeting and wish to vote your stock in person, you may do so.

                                        By Order of the Board of Directors,



                                        Geoffrey Arms
                                        Corporate Secretary



DATED:   March ___, 1996

                                                                     EXHIBIT A


                            POOL ENERGY SERVICES CO.

                      1996 DIRECTORS' STOCK INCENTIVE PLAN



SECTION 1.  PURPOSE

         The purpose of this Plan is to provide a means for Pool Energy Services Co. (the "Company") to compensate members of its Board of Directors who are not full-time employees of the Company or any of its subsidiaries with stock of the Company and to afford them options to purchase stock of the Company, in order to (i) provide such Directors a direct interest in the Company's attainment of its financial goals, (ii) align their interests more closely with the interests of other shareholders of the Company, and (iii) provide a financial incentive that will assist the Company in attracting and retaining the most qualified individuals as Directors. The Plan is intended to meet the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.


SECTION 2.  DEFINITIONS

         Unless the context otherwise requires, the following words as used herein shall have the following meanings:

         (a) "Award" means a grant of an Option or Restricted Stock pursuant to the Plan.

         (b) "Beneficial Owner" shall be defined by reference to Rule 13d-3 under the Exchange Act; provided, however, and without limitation, any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any voting stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be the Beneficial Owner of such voting stock.

         (c) "Board" means the Board of Directors of the Company as the same may be constituted from time to time.

         (d) "Change in Control" occurs if: (i) any "person" (defined as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, as amended) is or becomes the Beneficial Owner, as herein defined, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's outstanding securities then entitled to vote for the election of Directors in any transaction or series of related transactions not approved by the Board; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof (excluding for purposes of this calculation any Director who dies or ceases to be a Director due to disability or reaching the maximum age for eligibility to serve as a Director during such period); or (iii) the Board shall approve the sale of all or substantially all of the assets of the Company; or (iv) the Board shall approve any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) of this paragraph.

         (e)     "Code" means the Internal Revenue Code of 1986, as amended.

         (f) "Committee" means the Compensation Committee of the Board, as the same may be constituted from time to time, or such other committee as the Board may appoint to administer the Plan.

         (g) "Common Stock" means the common stock, no par value, of the Company.

         (h)     "Company" means Pool Energy Services Co., a Texas corporation.

         (i) "Director" means a member of the Board who is not a full-time employee of the Company or any of its subsidiaries.

         (j) "Disability" means, with respect to a Director, an inability as determined by the Committee to perform duties and services as a director of the Company by reason of a medically determinable physical or mental impairment, supported by medical evidence, that can be expected to last for a continuous period of not less than six (6) months.

         (k) "Disinterested Person" means a person who is a disinterested person within the meaning of Rule 16b-3 promulgated under the Exchange Act.

         (l)     "Effective Date" means February 23, 1996.

         (m) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (n) "Fair Market Value" means, with respect to a Share, the fair market value thereof as determined by the Committee in good faith; provided, however that (i) if the Common Stock is listed on a securities exchange registered under the Exchange Act, the Fair Market Value of a Share shall be the average of the reported high and low sales prices on the date in question (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal securities exchange on which the Common Stock is listed or admitted to trading, and (ii) if the Common Stock is not listed or admitted to trading on any such exchange but is traded over-the-counter and reported on the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or any similar system then in use, the Fair Market Value of a Share shall be the closing sale price on the date in question reported (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on such system.

         (o) "Option" means an option to purchase Shares pursuant to the Plan and which does not qualify as an incentive stock option under Section 422 of the Code.

         (p) "Optionee" means a person who has been granted an Option under the Plan.

         (q) "Participant" means a person who has been granted an Award under the Plan.

         (r) "Plan" means this Pool Energy Services Co. 1996 Directors' Stock Incentive Plan, as amended from time to time.

         (s) "Restricted Stock" means Shares that are issued subject to a Restriction Period.

         (t) "Restriction Period" means the period of time during which Restricted Stock is subject to forfeiture pursuant to the Plan.

         (u) "Retirement" means ceasing to be a member of the Board as a result of not being eligible to stand for re-election due to his having reached the maximum age for Directors, as provided in the Company's Bylaws.

         (v)     "Securities Act" means the Securities Act of 1933, as amended.

         (w) "Share" means a share of Common Stock, and any share or shares of capital stock or other securities of the Company hereafter issued or issuable in respect of or in substitution or exchange for each such share of Common Stock.


SECTION 3.  ADMINISTRATION

         (a) The Plan shall be administered by, and the decisions concerning the Plan shall be made solely by the Committee. Each member of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Board shall have the sole continuing authority to appoint members of the Committee.

         (b) The Committee is authorized to interpret and construe the Plan and all Awards and to make all other determinations necessary or advisable for administering the Plan. The Committee may from time to time adopt, amend and rescind such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the Plan.

         (c) All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company, and other interested persons. Neither the Company, any member of the Board, any member of the Committee, or any other individual shall be liable, personally or otherwise, for any action, determination or interpretation taken or made in good faith with respect to the Plan or Awards made hereunder, and each member of the Board, each member of the Committee and each other individual involved in the administration and interpretation of the Plan shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expenses (including counsel fees) arising therefrom to the full extent permitted by law and under any directors' and officers' liability or similar insurance coverage that may be in effect from time to time.

         (d) Notwithstanding anything contained in the Plan to the contrary, the Committee shall have no discretion or authority to (i) grant Awards other than as provided in the Plan, (ii) modify the terms of any Awards (except as provided in Section 9 hereof), or (iii) exercise any discretion which would be inconsistent with the intent that the Plan meet the requirements of Rule 16b-3 under the Exchange Act.


SECTION 4.  SHARES SUBJECT TO THE PLAN

         (a) The total number of Shares that may be issued pursuant to exercises of Options or issued as Restricted Stock under the Plan shall not exceed a maximum of 200,000 Shares in the aggregate; such maximum shall be increased or decreased, however, as provided in Section 9 hereof.

         (b) Awards shall be made in accordance with the provisions of the Plan until the maximum number of Shares shall be exhausted or the Plan is sooner terminated.

         (c) Shares subject to an Option that expires or terminates prior to exercise and Shares granted as Restricted Stock that are subsequently forfeited shall be available for the granting of Awards under the Plan. Any Shares withheld pursuant to Section 10 of the Plan shall not be available for future Awards. In the event that the number of Shares available for Options under the Plan is insufficient to make all automatic Awards specified in the Plan on the applicable date, then all Directors who are entitled to an Award on such date shall share ratably in the number of Shares then available for grant under the Plan (Restricted Stock grants shall be made first, then Option grants), and shall have no rights to receive any Award with respect to the deficiency in the available Shares.

         (e) Shares issued under the Plan may be either previously authorized but unissued Shares or treasury stock or both.


SECTION 5.  ELIGIBILITY

         Only Directors shall be eligible to receive Awards under the Plan.

SECTION 6.  AUTOMATIC AWARDS

         Subject to the provisions of Section 11, the eligibility provisions of
Section 5, and the availability of Shares as provided for in Section 4:

         (a) Each person who is elected or appointed a Director for the first time after the Effective Date shall thereupon be automatically granted an Option to purchase 8,000 Shares (the "Initial Grant"). No person shall receive more than one Initial Grant.

         (b) Each person who is a Director as of the close of business on the day of final adjournment of the Company's Annual Meeting of Shareholders in each calendar year commencing with the Annual Meeting in the calendar year next following that in which such Director received an Initial Grant shall thereupon be automatically granted an Option to purchase 4,000 Shares.

         (c) Each person who is a Director as of the close of business on the day of final adjournment of each Annual Meeting of Shareholders of the Company shall thereupon be automatically awarded 1,000 shares of Restricted Stock.



SECTION 7.  PROVISIONS RELATING TO OPTIONS

         (a) The exercise price for each Share covered by an Option shall be equal to the Fair Market Value of such Share at the date of grant of such Option.

         (b) Options shall not be exercisable except to the extent they are vested. Each Option shall vest and become exercisable on the first anniversary of the date of grant, provided, however, that, with respect to Options granted on the date of the Company's Annual Meeting of Shareholders, vesting shall occur on the earlier of the first anniversary of the date of grant or the date of the Annual Meeting of Shareholders held in the first calendar year subsequent to the calendar year in which the Option was granted. Options shall become fully vested and immediately exercisable upon (i) death, Disability or Retirement, or (ii) the occurrence of a Change in Control. No further vesting shall occur after the date an Optionee's service as a Director ceases for any reason other than those set forth in the preceding sentence.

         (c) Anything to the contrary herein notwithstanding, Options shall not be exercisable for a period of at least six (6) months from the date of grant (except in the event of death or Disability of the Optionee or in the event of a Change in Control).

         (d) Each Option shall expire ten (10) years from the date of grant thereof, subject, however, to earlier termination as follows: (i) if an Optionee's service as a director of the Company is terminated by reason of Disability or death, the Optionee, his legal representative, or legatee, as the case may be, may exercise such Option not later than one (1) year from the date of such cessation of service as a director; (ii) if an Optionee's service as a director of the

Company is terminated by reason of Retirement, the Optionee may exercise such Option not later than five (5) years from the date of such Retirement; (iii) if an Optionee's service as a director of the Company is terminated for any other reason, the Optionee may exercise such Option, but only to the extent such Option is vested as of the date the Optionee's service as a Director ceases, not later than ninety (90) days from the date of such cessation of service as a Director, except that in the event of termination of service as a director of the Company for Cause, as defined in the Company's Bylaws, each such Option shall immediately become null and void for all purposes.

         (e) Each Option shall be evidenced by a written agreement, in substantially the form attached hereto. In the event of any conflict or inconsistency between provisions of the Plan and any Option agreement, the Plan shall control.

         (f) No Option shall be transferable by the Optionee other than by will or the applicable laws of descent and distribution.

         (g) During the lifetime of an Optionee, only such Optionee or his guardian or legal representative may exercise an Option granted to the Optionee. If an Option granted hereunder shall be exercised by a legal representative of a deceased Optionee or by a person who acquired an Option granted hereunder by bequest or inheritance by reason of death of the Optionee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of right of such legal representative or other person to exercise such Option.

         (h) At any time, and from time to time, during the period when any Option or a portion thereof is exercisable, such Option or portion thereof may be exercised in whole or in part.

         (i) Each exercise of an Option, or a portion thereof, shall be effected by means of a notice in writing to the Company, in form satisfactory to the Company, accompanied by payment in full of the exercise price of the Shares then being purchased. Payment in full shall mean payment of the full amount of the exercise price for the Shares (i) in cash, by certified check, cashier's check, or other check deemed acceptable by the Company's Corporate Secretary, or (ii) with unrestricted Shares owned by the Optionee for more than six months, in either case together with such additional payment in such form as the Company shall approve as shall be necessary to meet tax withholding requirements in accordance with Section 10 hereof, if applicable.

         (j) No Shares shall be issued upon exercise of an Option until full payment therefor has been received by the Company, and an Optionee shall have none of the rights of a shareholder until Shares are issued to him.

         (k) As promptly as may be practicable after an Option, or a portion thereof, has been exercised, the Company shall deliver or cause to be delivered one or more certificates for the appropriate number of Shares.

         (l) Nothing herein or in any Option agreement shall require the Company to issue any Shares upon exercise of an Option if such issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any other applicable statute or regulation then in effect. Unless the Shares delivered to the Optionee upon exercise of an Option have been registered under the Securities Act, the Optionee shall give the Company satisfactory written evidence that he is acquiring such Shares for the purposes of investment only and not with a view to their distribution.


SECTION 8.  PROVISIONS RELATING TO RESTRICTED STOCK

         (a) Each Award of Restricted Stock shall be subject to a Restriction Period which shall expire on the earliest to occur of the following: (i) the expiration of twelve (12) months from the date of grant thereof, (ii) the Annual Meeting of Shareholders in the calendar year next following that in which the grant occurred, (iii) the Participant's death, Retirement or Disability, or (iv) the occurrence of a Change in Control.

         (b) If a Participant ceases to be a member of the Board for any reason other than death, Retirement or Disability, any such Restricted Stock as to which the Restriction Period has not expired shall thereupon be forfeited.

         (c) Upon being awarded Restricted Stock, a Participant shall be the record owner of such Shares and shall have the right to vote such Shares, but any dividends and other distributions in respect of such Restricted Stock shall be accrued during the Restriction Period applicable thereto but shall be paid to the Participant only upon expiration of the Restriction Period.

         (d) Each certificate representing Restricted Stock shall be registered in the name of the Participant to whom it is awarded and, during the Restriction Period applicable thereto, shall be left on deposit with the Company, together with a stock power endorsed in blank.

         (e) Upon expiration or early termination of the Restriction Period, the certificate or certificates representing the Shares shall be delivered to the Participant, or, in the case of a Participant who dies during the Restriction Period, to the representative of the person's estate.

         (f) Nothing herein shall require the Company to issue any Restricted Stock if such issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any other applicable statute or regulation then in effect. Unless the Shares of Restricted Stock issued to a Participant pursuant to the Plan have been registered under the Securities Act, the Participant shall give the Company satisfactory written evidence that he is acquiring such Shares for the purposes of investment only and not with a view to their distribution.

SECTION 9.  CHANGES IN SHARES AND CERTAIN CORPORATE TRANSACTIONS

         (a) If at any time while the Plan is in effect there shall be any increase or decrease in the number of issued and outstanding Shares of the Company effected without receipt of consideration therefor by the Company, through the declaration of a stock dividend or any stock split or combination of Shares, then and in each such event:

                 (i) An appropriate adjustment shall be made in the maximum number of Shares available for Awards under the Plan, to the end that the same proportion of the Company's issued and outstanding Shares shall continue to be available for Awards;

                 (ii) The Committee shall make an appropriate adjustment in the number of Shares (i) issuable upon the exercise of any Option (and if appropriate in the exercise price per Share of such Option) or (ii) comprising any award of Restricted Stock, to the end that the same proportion of the Company's issued and outstanding Shares in each such instance shall remain subject to purchase at the same aggregate exercise price, in the case of an Option, or comprise such Award, in the case of Restricted Stock.

         (b) In case of any corporate reorganization, or any consolidation or merger of another corporation into the Company in which the Company is the surviving corporation, in which there is a reclassification, change (including a change to the right to receive cash or other property) or exchange of the Shares (other than as a result of a subdivision or combination of the Shares, but including any change in such Shares into two or more classes or series of Shares), the Committee in its sole discretion may provide that each outstanding Option shall be replaced with an Option to purchase the kind and amount of shares of stock and other securities (including those of any new direct or indirect parent of the Company), property, cash or any combination thereof that the holder of such Option would have received as a holder of Shares had he exercised the Option immediately prior to such reorganization, consolidation or merger.

         (c) Except as is otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the maximum number of Shares available for Awards under the Plan or with respect to Shares then subject to Awards under the Plan. Furthermore, the existence of outstanding Awards granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company;
(iii) any issuance by the Company of debt securities or preferred stock that would rank above the Shares subject to outstanding Awards under the Plan; (iv) the dissolution or liquidation of the Company; (v) any other corporate act or proceeding, of a similar character or otherwise.

SECTION 10.  WITHHOLDING TAXES

         A Participant exercising an Option or receiving Restricted Stock granted hereunder shall be required to pay to the Company amounts to cover any taxes required by law to be withheld or otherwise deducted and paid by the Company in respect of the issuance or or delivery of the Shares relating to such Option exercise or Restricted Stock grant. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant upon such terms and conditions as the Committee shall prescribe. At any time that a withholding obligation becomes applicable with respect to the exercise of an Option or the issuance of Restricted Stock, the Company may, if it so elects, allow such withholding obligation to be satisfied, in whole or in part, by withholding Shares otherwise issuable to the Participant or by the delivery to the Company of unrestricted Shares owned by the Participant for at least six (6) months.


SECTION 11.  SHAREHOLDER APPROVAL

         The Plan shall be effective on February 23, 1996, the date of its adoption by the Board, but shall be submitted to the shareholders of the Company for approval and ratification at the next regular or special meeting of shareholders to be held within twelve (12) months after the Board shall have adopted the Plan. If at such a meeting of the shareholders of the Company a quorum is present, the Plan shall be presented for approval and ratification, and unless at such meeting the Plan is approved and ratified by the affirmative vote of a majority of the outstanding shares of Common Stock of the Company present in person or by proxy and entitled to vote, the Plan and all then outstanding Options shall become null and void and of no further force or effect. No Awards of Restricted Stock shall be made prior to the approval and ratification of the Plan by shareholders in accordance with this Section 11.


SECTION 12.  AMENDMENT, SUSPENSION OR TERMINATION

         The Board may at any time amend, suspend or terminate the Plan, provided, however, that no amendment shall be made to the Plan which would cause any Director to cease to be a Disinterested Person, and no amendment shall become effective without shareholder approval if such amendment would (i) materially increase the benefits accruing to Participants under the Plan, (ii) materially increase the number of Shares which may be issued under the Plan or
(iii) materially modify the requirements as to eligibility for participation in the Plan. The Plan shall terminate ten years after the Effective Date.
Options or Restricted Stock shall not be granted while the Plan is suspended or after it is terminated. Rights and obligations with respect to any Option or Restricted Stock shall not be altered or impaired by suspension or termination of the Plan, except upon the consent of the Participant. The power of the Committee to construe and administer the Plan with respect to any Options or Restricted Stock granted prior to the termination or suspension of the Plan under Section 3 shall continue after such termination or during such suspension.

SECTION 13.  MISCELLANEOUS

         (a) All expenses incident to the administration of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company.

         (b) If any provision of the Plan or any Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such Agreement, as the case may be, but such provision shall be fully severable and the Plan or such Agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

         (c) The titles and headings of Sections and paragraphs are included for convenience of reference only and are not to be considered in the construction of the provisions hereof.

         (d) All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Texas, except to the extent Texas law is preempted by Federal law.


                                    # # # #

                            POOL ENERGY SERVICES CO.

                             STOCK OPTION AGREEMENT
                     (1996 DIRECTORS' STOCK INCENTIVE PLAN)


         Pool Energy Services Co. (the "Company"), desiring to afford an opportunity to the grantee identified below (the "Grantee") to purchase shares of the Company's common stock, no par value ("Common Stock"), and to provide the Grantee with a proprietary interest in the Company, has granted to the Grantee, and the Grantee hereby accepts, an option (the "Option") under the Company's 1996 Directors' Stock Incentive Plan (the "Plan") to purchase the number of shares of Common Stock, during the term, at the price, and subject to and upon the terms and conditions set forth below. The Option is a non-qualified stock option and is not subject to incentive stock option treatment under the Internal Revenue Code or applicable regulations thereunder.

1.       Details of Option.

         (a)     The date of the Option (the "Date of Grant") is
                 ___________________________.

         (b)     The name of the Grantee is
                 _______________________________________.

         (c) The number of shares of Common Stock for which the Option is exercisable is ___________________, subject to adjustment as provided in the Plan.

         (d) Subject to acceleration as set forth in the Plan, the Option shall become exercisable on the first anniversary of the Date of Grant, provided, however, that, if the Date of Grant coincides with the date of the Company's Annual Meeting of Shareholders, the Option shall become exercisable on the earlier of (i) the first anniversary of the Date of Grant or
                 (ii) the date of the Annual Meeting of Shareholders held in the first calendar year following the calendar year of the Date of Grant.

         (e) The exercise price of the Option is $_________________ per share of Common Stock, subject to adjustment as provided in the Plan.

         (f) The term of the Option is ten years beginning on the date of of grant of the Option; upon the expiration of such term, or earlier termination thereof as provided in the Plan, the Option shall expire and may not be exercised.


2. The Plan. The Option is subject to, and the Company and the Grantee agree to be bound by, all of the terms and conditions of the Plan, as the same shall have been amended from time to time in accordance with the terms thereof, provided that no such amendment shall deprive the

Grantee, without his consent, of this Option or any rights hereunder. All of the terms and provisions of the Plan are hereby incorporated into this Agreement, including, without limitation, the provisions of the Plan relating to eligibility, payment, terms and limitations on the right of exercise, transferability, termination of service, adjustment of option shares and/or exercise price and taxes. A copy of the Plan in its current form has been furnished to the Grantee. In the event of any conflict or inconsistency between provisions of the Plan and this Agreement, the Plan shall control.

         IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the date stated above.


                                        POOL ENERGY SERVICES CO.




                                        BY
                                           ------------------------------------



ACCEPTED:


----------------------------------------
              (GRANTEE)

                                 DETACH HERE

                           POOL ENERGY SERVICES CO.


            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 2, 1996
P
R        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
O
X        The undersigned hereby appoints J.T. Jongebloed and W.C. McCord and
Y each of them, attorneys and agents, with full power of substitution, to vote as proxies all the shares of Common Stock of Pool Energy Services Co. standing in the name of the undersigned at the Annual Meeting of Shareholders to be held at 10375 Richmond Avenue, 2nd Floor, Houston, Texas at 10:00 a.m., Houston time, on Thursday, May 2, 1996, and at any adjournment thereof, in accordance with the instructions noted on the reverse side, and with discretionary authority with respect to such other matters, not known or determined at the time of the solicitation of this proxy, as may properly come before said meeting or any adjournment thereof.

                                                              -----------
                                                              SEE REVERSE
                                                                  SIDE
                                                              -----------
                 (Continued and to be signed on reverse side)

                                 DETACH HERE

[X]  Please mark
     votes as in
     this example.

     Receipt of the Notice of Meeting and Proxy Statement is hereby acknowledged.
     The undersigned hereby revokes any proxies heretofore given and directs said attorneys to act or vote as follows:
                                                                                                            FOR    AGAINST   ABSTAIN
     1. ELECTION OF DIRECTORS                                               2. PROPOSAL TO APPROVE 1996     [ ]      [ ]       [ ]
                                                                               DIRECTORS' STOCK INCENTIVE
     Nominees:   Gary D. Nicholson, W.C. McCord                                PLAN.

                       FOR         WITHHELD           MARK HERE             3. AMENDMENT TO ARTICLES TO     [ ]      [ ]       [ ]
                                                     IF YOU PLAN  [ ]          INCREASE THE COMPANY'S
                       [ ]           [ ]              TO ATTEND                AUTHORIZED COMMON STOCK.
                                                     THE MEETING
                                                                            4. PROPOSAL TO RATIFY THE       [ ]      [ ]       [ ]
     [ ]                                              MARK HERE                APPOINTMENT OF DELOITTE &
     ---------------------------------------         FOR ADDRESS  [ ]          TOUCHE LLP AS INDEPENDENT
     For both nominees except as noted above         CHANGE AND                AUDITORS FOR THE YEAR 1996.
                                                     NOTE BELOW
                                                                               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                                                                               DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE
                                                                               SHAREHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE
                                                                               OF SUCH SPECIFICATION, THIS PROXY WILL BE VOTED IN
                                                                               FAVOR OF EACH NOMINEE FOR DIRECTOR, "FOR" APPROVAL
                                                                               OF THE 1996 DIRECTORS' STOCK INCENTIVE PLAN, "FOR"
                                                                               APPROVAL OF THE INCREASE IN THE AUTHORIZED SHARES OF
                                                                               THE COMPANY'S COMMON STOCK AND "FOR" THE PROPOSAL TO
                                                                               RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

                                                                            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                                                                            USING THE ENCLOSED ENVELOPE.

                                                                            Joint owners must EACH sign. Please sign EXACTLY as your
                                                                            names(s) appear(s) on this card. When signing as an
                                                                            attorney, trustee, executor, adminstrator, guardian or
                                                                            corporate officer, please give your FULL TITLE.

Signature:                                  Date:                 Signature:                                  Date:
          ---------------------------------      ----------------           ---------------------------------      -----------------